Exhibit 99.1

Dr. Michelle Le Beau Named to Varian Board of Directors

November 27, 2019

PALO ALTO, Calif., Nov. 27, 2019 /PRNewswire/ -- Varian (NYSE: VAR) today announced Dr. Michelle Le Beau, professor of Medicine, University of Chicago and director, University of Chicago Medicine Comprehensive Cancer Center, has been appointed to the Varian Board of Directors, effective November 27, 2019.

"We are delighted to have Michelle Le Beau join the Varian board," said R. Andrew Eckert, chairman of Varian's Board of Directors. "Michelle has extensive experience in cancer research, clinical and research program development, and structure and operation of academic cancer centers. We are excited to leverage her strong background to advise the company as it builds the future of multi-disciplinary cancer care solutions."

"Varian has a clear company mission and dedicated employees," said LeBeau. "It is an honor to join the diverse Varian Board, as the company ushers in the era of Intelligent Cancer Care. I look forward to being a part of the company's continued success and expanding the access to cancer care around the world."

Dr. Le Beau holds numerous positions at the University of Chicago, including Arthur and Marian Edelstein Professor of Medicine, Section of Hematology/Oncology (1986—present); Director, University of Chicago Medicine Comprehensive Cancer Center (2004—present); Board Member of the University of Chicago Medicine Cancer Council (2012—present); Director, Cancer Cytogenetics Laboratory (1986—present).

Dr. Le Beau holds a PhD and an M.S. in human genetics and experimental pathology from the University of Illinois at Chicago and a B.S. from Purdue University, and is board-certified in clinical cytogenetics by the American Board of Medical Genetics and Genomics.

About Varian
At Varian, we envision a world without fear of cancer. For more than 70 years, we have developed, built and delivered innovative cancer care technologies and solutions for our clinical partners around the globe to help them treat millions of patients each year. With an Intelligent Cancer Care approach, we are harnessing advanced technologies like artificial intelligence, machine learning and data analytics to enhance cancer treatment and expand access to care. Our 10,000 employees across 70 locations keep the patient and our clinical partners at the center of our thinking as we power new victories in cancer care. Because, for cancer patients everywhere, their fight is our fight. For more information, visit http://www.varian.com and follow @VarianMedSys on Twitter.

Press Contact

Mark Plungy
Director, Global Public Relations
+1 (650) 424-5630

mark.plungy@varian.com

Investor Relations Contact
Anshul Maheshwari
Vice President, Investor Relations
+1 (650) 424-5631
investors@varian.com